UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2024

SPAR Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27408	33-0684451
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1910 Opdyke Court, Auburn Hills, MI	48326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 364-7727

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SGRP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

SPAR Group, Inc. (“SGRP” or the “Corporation”, and together with its subsidiaries, the “Company”, “SPAR” or “SPAR Group”) has listed its shares of Common Stock for trading through the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbol “SGRP” and periodically files reports with the Securities and Exchange Commission (“SEC”). Reference is made to: (a) SGRP’s 2023 Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 1, 2024, and SGRP’s First Amendment to the 2023 Annual Report on Form 10-K/A for the year ended December 31, 2023, as filed with the SEC on April 30, 2024 (as so amended, the “Annual Report”); and (b) SGRP’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and statements as and when filed with the SEC (each an “SEC Report”).

Item 1.01    Entry into a Material Definitive Agreement.

On August 30, 2024, the Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Highwire Capital, LLC, a Texas limited liability company (“Parent”), and Highwire Merger Co. I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides, among other things and subject to the approval of the Corporation’s stockholders and other terms and conditions set forth therein, that Merger Sub will be merged with and into the Corporation, with the Corporation surviving as a wholly owned subsidiary of Parent (the “Merger”). At the Effective Time (as defined in the Merger Agreement), by virtue of the Merger, and without any other action on the part of Parent, Merger Sub, the Corporation or any holder of any securities of the Company:

●

each share of common stock, par value $0.01 per share, of the Corporation issued and outstanding immediately prior to the Effective Time (each a “Share” and collectively, the “Shares”), other than Shares to be cancelled pursuant to Section 2.01(a) of the Merger Agreement and the Dissenting Shares (as defined in the Merger Agreement), shall be converted automatically into the right to receive $2.50 per Share in cash, without interest, subject to any withholding of taxes required by applicable law (the “Merger Consideration”);

●

each option to acquire Shares (each, a “Corporation Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and be converted into the right to receive an amount equal to the number of Shares underlying the Corporation Option multiplied by the difference between the Merger Consideration and the exercise price for the option, less any taxes required to be withheld with respect to such Corporation Option;

●

each restricted stock unit granted with respect to the Shares (the “Corporation RSUs”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and shall be cancelled and converted automatically into the right to receive an amount equal to the number of Shares underlying the Corporation RSU multiplied by the Merger Consideration, less any taxes required to be withheld with respect to such Corporation RSU; and

●

each outstanding phantom stock unit of the Corporation (“Corporation Phantom Stock Units”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and shall be cancelled and converted automatically into the right to receive an amount equal to the number of Shares underlying the Corporation Phantom Stock Unit multiplied by the Merger Consideration, less any taxes required to be withheld with respect to such Corporation Phantom Stock Unit.

The board of directors of the Corporation (the “Corporation Board”) established a special committee consisting solely of independent, disinterested directors (the “Special Committee”) to, among other things, evaluate the advisability and fairness of strategic alternatives to the Corporation and its stockholders (including unaffiliated stockholders of the Corporation). The Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Corporation and its stockholders, (ii) determined that it is advisable and in the best interests of the Corporation and its stockholders to enter into the Merger Agreement and (iii) recommended that the Corporation Board (A) declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable and in the best interests of the Corporation, (B) approve the execution, delivery and performance by the Corporation of the Merger Agreement and (C) recommend that the stockholders of the Corporation approve the Merger Agreement and the transactions contemplated thereby, including the consummation of the Merger.

The Corporation Board, acting on the recommendation of the Special Committee, has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Corporation and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement, including the Merger, be submitted to the stockholders of the Corporation for its adoption and approval, and (iv) resolved to recommend that the Corporation’s stockholders vote to adopt and approve the Merger Agreement, including the Merger.

Simultaneously with the execution of the Merger Agreement, William H. Bartels, a member of the Corporation Board, entered into a Voting Agreement and Irrevocable Proxy with Parent (the “Voting Agreement”), with the approval of the Corporation Board, pursuant to which Mr. Bartels has agreed, among other things, to vote, and has granted an irrevocable proxy to Parent to vote, the Shares that he owns as of the date of the Voting Agreement and any Shares he thereafter acquires in favor of the Merger and against the approval of any Takeover Proposal or Company Acquisition Agreement (as such terms are defined in the Merger Agreement) and not to sell or transfer any of such Shares until the termination thereof. As of the date of the Voting Agreement, Mr. Bartels owns 4,709,837 Shares, or approximately 20% of the outstanding Shares. Mr. Bartels also owns 50,000 Corporation Options.

Assuming the satisfaction of the conditions set forth in the Merger Agreement and briefly discussed below, the Corporation expects the Merger to close in the fourth quarter of 2024. The Corporation will promptly after the execution of the Merger Agreement and in any event, no later than 30 days after the execution of the Merger Agreement, prepare and file a proxy statement with the Securities and Exchange Commission (the “SEC”) whereby the Corporation will ask the stockholders of the Corporation to vote on the adoption and approval of the Merger Agreement at a special stockholder meeting that will be held on a date, and at the time and place, to be announced when finalized.

The closing of the Merger is subject to various closing conditions, including (i) adoption and approval of the Merger Agreement, including the Merger, by holders of a majority of the Shares then outstanding (the “Corporation Stockholder Approval”), (ii) regulatory approvals (the parties expect none to be required), (iii) the consummation of the Merger shall not be enjoined, restrained or prohibited by any law, legal action or order, (iv) the absence of Corporation Material Adverse Effect (as defined in the Merger Agreement) since the execution of the Merger Agreement, and (v) the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications, and compliance with the covenants and agreements contained in the Merger Agreement. The closing of the Merger is not subject to a financing condition.

Parent has obtained a debt financing commitment, the proceeds of which will be sufficient for Parent to consummate the transactions contemplated by the Merger Agreement. Funds managed by CAP Services, LLC d/b/a Capital Platform (“Capital Platform”) have committed to provide up to $115.0 million of senior secured credit facilities on the terms and subject to the conditions set forth in a commitment letter dated August 22, 2024 (the “Debt Commitment Letter”). The obligations of Capital Platform to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Corporation to conduct the Company’s  business and operations in all material respects in the ordinary course of business consistent with past practice between the date of the Merger Agreement and the closing of the Merger, not to engage in certain material transactions during such period, to convene and hold a special meeting of its stockholders for the purpose of obtaining the Corporation Stockholder Approval, to use commercially reasonable efforts to cooperate with Parent in connection with the debt financing for the transactions contemplated by the Merger Agreement, to use reasonable best efforts to obtain approval of the transactions contemplated by the Merger Agreement by any governmental entity, subject to certain customary exceptions, for the Corporation Board to recommend that the stockholders adopt the Merger Agreement, including the Merger, to reasonably cooperate with the Parent and use its reasonable best efforts to enable the delisting of the Shares from Nasdaq and the deregistration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to have balance sheet cash of not less than $14,200,000 as of the Closing Date after (i) giving effect to the payment of all expenses incurred by the Company and obligations of the surviving corporation in connection with the Merger Agreement and the Merger and other transactions contemplated thereby (including, but not limited to, the payments that the surviving corporation is required to make in respect of all Corporation Options and Corporation Phantom Stock Units), and (ii) including all amounts expected to be received by the Company in connection with the disposition of any of the Company’s entities. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including a covenant that Parent use its commercially reasonable efforts to consummate the debt financing.

The Merger Agreement provides that, during the period commencing with the execution and delivery of the Merger Agreement, the Corporation may not (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage or facilitate any Takeover Proposal (as defined in the Merger Agreement ) or any proposal that could reasonably be expected to lead to a Takeover Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with any third party, disclose any non-public information relating to the Company to any third party, afford access to the business, properties, assets, books, or records of the Company to any third party, in any such case where such action is intended to or could reasonably be expected to induce, assist, participate in, or knowingly facilitate or encourage any effort by, any third party (or its potential sources of financing) that is contemplating or seeking to make, or has made, any Takeover Proposal; (iii) except where a failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Corporation Board, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Corporation; (iv) approve, endorse or recommend any Takeover Proposal; (v) approve any transaction under, or any third party other than Parent and Merger Sub becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law; (vi) enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract (as defined in the Merger Agreement) contemplating or relating to any Takeover Proposal; or (vii) approve, authorize, agree, or publicly announce any intention to do any of the foregoing.

However, if at any time following the date of the Merger Agreement and prior to the receipt of Corporation Stockholder Approval, (i) the Corporation receives a bona fide written Takeover Proposal from a third party, (ii) the Corporation has not breached the non-solicitation provision of the Merger Agreement with respect to such Takeover Proposal and (iii) the Corporation Board determines in good faith that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement) and that it is required to take such action consistent with its fiduciary duties, then the Corporation may (A) participate or engage in negotiations or discussions with such third party and (B) furnish to such third party non-public information relating to the Corporation, or afford to such third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Corporation (subject to entry into an acceptable confidentiality agreement with such third party and other customary notice and information obligations to Parent).

Prior to obtaining the Corporation Stockholder Approval, the Corporation Board may effect a Company Adverse Recommendation Change (as defined in the Merger Agreement) and/or terminate the Merger Agreement if the Corporation has received a bona fide written Takeover Proposal that the Corporation Board determines in good faith, after consultation with and advice from its financial advisor and outside counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal. The Corporation shall not be entitled to effect a Corporation Adverse Recommendation Change or terminate the Merger Agreement unless (i) the Corporation provided at least five business days’ prior written notice to Parent of the Corporation’s intention to take such action, (ii) the Corporation specifies the identity of the party making the Takeover Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal, and (iii) the Corporation negotiates with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if requested by Parent and Parent, in its discretion, proposes to make such adjustments and (iv) the Corporation Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent) and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. Prior to obtaining the Corporation Stockholder Approval, the Corporation Board may effect a Company Adverse Recommendation Change, if the Corporation Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that an Intervening Event (as defined in the Merger Agreement) has occurred and is continuing and the failure to effect a Company Adverse Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.  The Corporation shall not be entitled to effect a Company Adverse Recommendation Change unless it complies with the notice and procedural requirements of the Merger Agreement.

Similarly, prior to obtaining the Corporation Stockholder Approval, the Corporation Board may effect a Company Adverse Recommendation Change if (i) the Corporation Board determines in good faith, after consultation with and advice from its financial advisor and outside counsel, that an Intervening Event (as defined in the Merger Agreement) has occurred and is continuing, and (ii) the failure to effect a Company Adverse Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Corporation. Notwithstanding the foregoing, the Corporation Board may not effect a Company Adverse Recommendation Change unless (A) the Corporation provides at least five business days’ prior written notice to Parent of the material information and facts relating to such Intervening Event, and that the Corporation Board intends to hold a meeting to consider and determine whether to make a Company Adverse Recommendation Change in response to such Intervening Event, (B) the Corporation negotiates with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement as would obviate the need for the Company Adverse Recommendation Change, if requested by Parent and (C) at the end of the five business day period, the Corporation Board, after consulting with its financial advisors and outside legal counsel and taking into account any adjustments offered by Parent to the terms and conditions of the Merger Agreement, makes a determination that the failure of the Corporation Board to make such Company Adverse Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Corporation under applicable law. However, each time any material amendment, modification or change to the Intervening Event occurs (whether before or after the Corporation Board makes such a determination), the Corporation shall notify Parent which shall commence a new five business day negotiation period as set forth in the preceding sentence.

The Merger Agreement contains certain termination rights for both the Corporation and Parent. The Merger Agreement may be terminated by (i) mutual written consent of both parties prior to the Effective Time; (ii) by either Corporation or Parent if the Merger is not consummated on or before May 30, 2025 (the “End Date”); (iii) by either Corporation or Parent at any time prior to the Effective Time if any governmental entity issues an order or law prohibiting the consummation of the Merger or the transactions contemplated by the Merger Agreement, and such order or law becomes final and nonappealable; (iv) by either the Corporation or Parent if the Corporation Stockholder Approval is not obtained upon a vote taken at the Company Stockholders Meeting (as defined in the Merger Agreement); (v) by Parent if (A) a Company Adverse Recommendation Change shall have occurred or the Corporation shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement (as defined in the Merger Agreement) and (B) the Corporation shall have entered into a definitive agreement relating to a Takeover Proposal; (vi) by Parent if the Corporation breaches any of its covenants and such breach is continuing and incapable of being cured by the End Date or the Corporation fails to cure within 30 business days after notice is given by Parent; (vii) by Parent if the Corporation breaches the Merger Agreement such that the closing conditions would not be satisfied, Parent delivered a notice of such breach to the Corporation and such breach is continuing and incapable of being cured by the End Date or the Corporation fails to cure within 30 business days; (viii) by Parent if there has been a Company Material Adverse Effect; (ix) by the Corporation if the Corporation Board determines to accept a Superior Proposal and enter into a Company Acquisition Agreement prior to the receipt of the Corporation Stockholder Approval at the Company Stockholders Meeting; (x) by the Corporation if Parent or Merger Sub breaches the Merger Agreement such that the closing conditions would not be satisfied, the Corporation delivered notice of such breach or failure to perform and such breach or failure to perform is not capable of cure prior to the End Date or Parent fails to cure within 30 business days and (xi) by the Corporation if, after all closing conditions are satisfied, Parent fails to close within five business days following written confirmation from the Corporation that it is prepared to close if Parent performs its obligations under the Merger Agreement and the debt financing is funded.

The Merger Agreement also provides that either party may specifically enforce the other party’s obligations thereunder, provided that the Corporation may only cause Parent to consummate the Merger if certain requirements are satisfied, including the availability of the debt financing to be funded.

If the Merger Agreement is terminated by Parent, in certain circumstances related to a Company Adverse Recommendation Change, or by the Company following a determination by the Corporation Board to accept a Superior Proposal, and the Corporation consummates a Takeover Proposal within six months following the termination of the Merger Agreement, then the Corporation shall pay to Parent a termination fee of 3% of the Merger Consideration.

If the Corporation terminates the Merger Agreement because all closing conditions are satisfied and Parent fails to close within five business days following written confirmation from the Corporation that it is prepared to close, then Parent shall pay to the Corporation a termination fee of 3% of the Merger Consideration.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been filed as an exhibit to provide investors and stockholders of the Corporation with information regarding its terms. It is not intended to provide any other factual information about the Corporation, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Corporation accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Corporation, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Corporation exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Corporation’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Corporation will be filing with the SEC in connection with the Company Stockholders Meeting at which meeting the Merger will be submitted for approval by the stockholders, as well as in the Corporation’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Corporation has filed or may file with the SEC.

Upon the closing of the Merger, the Shares will be delisted from Nasdaq and deregistered under the Exchange Act.

Item 8.01    Other Events

On September 3, 2024, the Corporation issued a press release announcing the Merger Agreement, a copy of which is filed herewith as Exhibit 99.1 and is incorporated into this Current Report on Form 8-K by reference in its entirety.

Additional Information and Where to Find It

This report relates to the proposed Merger. A special meeting of the stockholders of the Corporation will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. The Corporation expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. Stockholders of the Corporation are urged to read the definitive proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the Corporation, Parent, Merger Sub and the Merger.

Stockholders may obtain a free copy of these materials (when they are available) and other documents filed by the Corporation with the SEC at the SEC’s website at www.sec.gov, at the Corporation’s website at https://investors.sparinc.com/ or by sending a written request to the Corporation's Secretary at its principal executive offices at 1910 Opdyke Court, Auburn Hills, Michigan 48326.

Participants in the Solicitation

The Corporation, its directors and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Corporation’s stockholders in connection with the Merger and any direct or indirect interests they have in the Merger will be set forth in the Corporation’s definitive proxy statement for its special stockholder meeting when it is filed with the SEC. Information relating to the foregoing can also be found in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024, its First Amendment to the 10-K on Form 10K/A filed with the SEC on April 30, 2024 and the Corporation’s definitive proxy statement for its 2023 Annual Meeting of Stockholders filed with the SEC on October 13, 2023 (the “Annual Meeting Proxy Statement”).

To the extent that holdings of the Corporation’s securities by its officers, directors and 10% stockholders have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward Looking Statements

This Current Report on Form 8-K and its exhibits (collectively, this “Current Report”) contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, made by, or respecting, the Corporation and its subsidiaries. Forward-looking statements include information concerning the proposed Merger. “Forward-looking statements” are defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, and other applicable federal and state securities laws, rules and regulations, as amended.

Readers can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Words such as “may,” “will,” “expect,” “intend,” “believe,” “estimate,” “anticipate,” “continue,” “plan,” “project,” or the negative of these terms or other similar expressions also identify forward-looking statements. Forward-looking statements made by the Corporation in this Current Report on Form 8-K may include (without limitation) statements regarding: risks, uncertainties, cautions, circumstances and other factors (“Risks”). Those Risks include (without limitation): approval of the Merger by the Corporation’s stockholders; the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including any failure to satisfy the conditions to the consummation of the Merger or complete necessary financing arrangements; the risk that the Merger disrupts our current plans and operations or diverts management’s attention from its ongoing business; the effects of the Merger on our business, operating results, and ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we do business; the risk that our stock price may decline significantly if the Merger is not consummated; the nature, cost and outcome of any legal proceedings related to the Merger; the impact of selling certain of the Corporation’s subsidiaries or any resulting impact on revenues, earnings or cash; the impact of adding new directors or new finance team members; the potential negative effects of any stock repurchase and/or payment; the potential continuing negative effects of the COVID pandemic on the Company’s business; the Corporation’s potential non-compliance with applicable Nasdaq director independence, bid price or other rules; the Company’s cash flow or financial condition; and plans, intentions, expectations, guidance or other information respecting the pursuit or achievement of the Company’s corporate objectives. For additional information and risk factors that could affect SPAR Group, see its Form 10-K for the year ended December 31, 2023 and its Quarterly Reports on Form 10-Q, each as filed with the Securities and Exchange Commission. The information contained in this Current Report on Form 8-K is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

You should carefully review and consider the Corporation’s forward-looking statements (including all risk factors and other cautions and uncertainties) and other information made, contained or noted in or incorporated by reference into this Current Report on Form 8-K, but you should not place undue reliance on any of them. The results, actions, levels of activity, performance, achievements or condition of the Company (including its affiliates, assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, legal costs, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievement, results, risks, trends or condition) and other events and circumstances planned, intended, anticipated, estimated or otherwise expected by the Company (collectively, “Expectations”), and our forward-looking statements (including all Risks) and other information reflect the Corporation’s current views about future events and circumstances. Although the Corporation believes those Expectations and views are reasonable, the results, actions, levels of activity, performance, achievements or condition of the Company or other events and circumstances may differ materially from our Expectations and views, and they cannot be assured or guaranteed by the Corporation, since they are subject to Risks and other assumptions, changes in circumstances and unpredictable events (many of which are beyond the Corporation’s control). In addition, new Risks arise from time to time, and it is impossible for the Corporation to predict these matters or how they may arise or affect the Company. Accordingly, the Corporation cannot assure you that its Expectations will be achieved in whole or in part, that it has identified all potential Risks, or that it can successfully avoid or mitigate such Risks in whole or in part, any of which could be significant and materially adverse to the Company and the value of your investment in the Corporation’s common stock.

These forward-looking statements reflect the Corporation’s Expectations, views, Risks and assumptions only as of the date hereof, and the Corporation does not intend, assume any obligation, or promise to publicly update or revise any forward- looking statements (including any Risks or Expectations) or other information (in whole or in part), whether as a result of new information, new or worsening Risks or uncertainties, changed circumstances, future events, recognition, or otherwise.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits:

2.1	Agreement and Plan of Merger, dated August 30, 2024, by and among Highwire Capital, LLC, Highwire Merger Co. I, Inc. and SPAR Group, Inc.

99.1	Press Release, dated September 3, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPAR Group, Inc.
Date: September 3, 2024
By:	/s/ Michael R. Matacunas
Michael R. Matacunas, President & CEO